Exhibit 99.1

Contact:	Media Relations Jeanmarie McFadden 212-762-6901	Investor Relations William Pike 212-761-0008

Morgan Stanley Reports Record Second Quarter Results

Record Quarterly EPS from Continuing Operations of $2.45, Up 41%
Record Quarterly Net Revenues of $11.5 Billion, Up 32%
Record Quarterly Income from Continuing Operations of $2.6 Billion, Up 41%
Record Net Revenues, Net Income and EPS for First Six Months of FY07

NEW YORK, June 20, 2007 - Morgan Stanley (NYSE: MS) today reported record income from continuing operations for the second quarter ended May 31, 2007 of $2,582 million, an increase of 41 percent from $1,828 million in the second quarter of 2006.  Diluted earnings per share from continuing operations were a record $2.45 compared with $1.74 a year ago.  Net revenues were a record $11.5 billion, 32 percent above last year's second quarter.  Non-interest expenses of $7.6 billion increased 31 percent from last year.  The annualized return on average common equity from continuing operations was 27.5 percent in the current quarter, compared with 23.7 percent in the second quarter of 2006.

For the first six months of 2007, income from continuing operations was a record $5,141 million, a 50 percent increase from $3,430 million a year ago.  Diluted earnings per share from continuing operations were a record $4.86 compared with $3.25 last year.  Net revenues rose 31 percent to a record $22.5 billion and non-interest expenses increased 24 percent to $14.8 billion.  The annualized return on average common equity from continuing operations was 28.2 percent, compared with 22.8 percent a year ago.

Net income for the quarter was $2,582 million, an increase of 40 percent from $1,841 million in the second quarter of 2006.  For the first six months of 2007, net income was a record $5,254 million, a 54 percent increase from $3,415 million a year ago.  Diluted earnings per share were $2.45 for the quarter, compared with $1.75 in the second quarter of 2006, and the annualized return on average common equity for the second quarter was 27.5 percent compared with 23.7 percent a year ago.  For the first six months, diluted earnings per share were a record $4.96, compared with $3.23 a year ago, and the annualized return on average common equity was 28.7 percent compared with 22.5 percent last year.

Business Highlights

•	Institutional Securities achieved record net revenues of $7.4 billion, up 39 percent from last year. Pre-tax income rose 55 percent to a record $3.0 billion.
•	Investment Banking achieved record results, with revenues of $1.7 billion, a 65 percent increase from the second quarter of 2006. Advisory revenues and underwriting revenues both reached record highs.
•	Equity sales and trading delivered record revenues of $2.2 billion, up 33 percent from last year, reflecting record results in Prime Brokerage and Derivatives.
•	Fixed income sales and trading revenues increased 34 percent to $2.9 billion, the second-best quarter ever in this business.
•
Global Wealth Management delivered its fifth consecutive quarter of improved performance and achieved a pre-tax margin of 16 percent.  Client assets per global representative and financial advisor productivity reached all-time highs, and the Firm increased the number of global representatives to 8,137.

•	Asset Management recorded net customer inflows of $9.3 billion - more than double the prior quarter. Assets under management reached $560 billion at quarter-end, a 23 percent increase from a year ago.
•
Discover continues to be well positioned for success as a stand-alone company, and delivered its sixth consecutive quarter of receivables growth due to increased net sales volume and stable payment rates.  The spin-off of Discover remains on track and is scheduled to occur on June 30, 2007.

John J. Mack, Chairman and CEO, said, "Morgan Stanley delivered record revenues and earnings in the second quarter and the first half of the year, as we continued to build momentum across our securities businesses and continued to see the benefits of our diverse mix of products, clients and businesses around the globe.  Thanks to the commitment and focus of our people, we've now achieved seven straight quarters with ROE above 20 percent, and we're well on our way to reaching our goal of doubling 2005 earnings over five years.  But we believe there is still work that remains to be done, and we remain intensely focused on delivering value to Morgan Stanley's clients and shareholders over the long term."

INSTITUTIONAL SECURITIES 1

Institutional Securities posted record pre-tax income2 of $3.0 billion, up 55 percent from $1.9 billion in the second quarter of 2006.  Record net revenues of $7.4 billion were 39 percent higher, driven by strong results across all businesses.  The quarter’s pre-tax margin was 40 percent, compared with 36 percent in last year’s second quarter.  The quarter’s return on average common equity was 35 percent compared with 28 percent a year ago.

•	Advisory revenues were a record $725 million, a 99 percent increase from last year’s second quarter.
•
Record underwriting revenues of $979 million increased 46 percent from last year’s second quarter.  Fixed income underwriting revenues were a record $486 million, a 63 percent increase from the prior year’s second quarter and equity underwriting revenues increased 33 percent to $493 million over the same period.

•
Fixed income sales and trading net revenues were $2.9 billion, a 34 percent increase over the second quarter of 2006.  The increase was driven by strong results in interest rate & currency and credit products, partly offset by lower results in commodities.  Interest rate & currency products benefited from record revenues in emerging markets and higher results in interest rate trading.  Credit products had strong results, with higher client activity and trading revenues driven by corporate credit and structured products.  These were offset by lower securitized products revenues, primarily in residential mortgage securities.  Commodities revenues were down slightly from last year’s second quarter with lower revenues in electricity and natural gas.

•
Equity sales and trading net revenues were a record $2.2 billion, an increase of 33 percent from last year’s second quarter.  Favorable global market conditions and increased client flows in all regions across cash, derivatives and financing markets drove revenues higher.  Prime Brokerage financed higher client balances for the 17th consecutive quarter, which contributed to record revenues for the business.

•	Investment revenues were $396 million compared with $389 million in the second quarter of last year.
•
The Company’s aggregate average trading VaR measured at the 95 percent confidence level was $81 million compared with $63 million for the second quarter of 2006 and $90 million for the first quarter of 2007.  Total aggregate average trading and non-trading VaR was $87 million compared with $70 million for the second quarter of 2006 and $92 million for the first quarter of 2007.  At quarter end, the Company’s aggregate trading VaR was $86 million, and the aggregate trading and non-trading VaR was $93 million.

1 The results for all periods presented reflect the transfer of the real estate investing business from Institutional Securities to Asset Management.  Real estate advisory and certain passive limited partnership interests remain in Institutional Securities.
2 Represents income from continuing operations before losses from unconsolidated investees and taxes.

•
Non-interest expenses were $4.4 billion, an increase of 30 percent from the second quarter of last year.  Compensation costs were higher compared with a year ago resulting from higher revenues and non-compensation expenses increased as a result of higher levels of business activity and business investment.

For the first five months of calendar 2007, the Company ranked first in global completed M&A with a 38 percent market share, second in global announced M&A with a 33 percent market share, third in global IPOs with an 8 percent market share, fifth in global equity and equity-related issuances with an 8 percent market share and fifth in global debt issuance with a 6 percent market share.3

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group's pre-tax income for the second quarter was $269 million, a 67 percent increase from $161 million in the second quarter of last year.  The quarter's pre-tax margin was 16 percent compared with 12 percent in last year's second quarter.  The quarter's return on average common equity was 41 percent compared with 14 percent a year ago, reflecting lower capital allocated to the business and the increase in net income.

•
Net revenues of $1.6 billion were up 17 percent from a year ago reflecting stronger transactional revenues due to increased underwriting activity, higher asset management revenues resulting from growth in fee-based products and higher net interest revenue from growth in the bank deposit sweep program.

•
Non-interest expenses were $1.4 billion, up 11 percent from a year ago.  Compensation costs increased from a year ago, primarily reflecting higher revenues and investment in the business.  Non-compensation expenses declined from a year ago primarily reflecting lower charges for legal and regulatory matters.

•
Total client assets were $728 billion, a 16 percent increase from last year’s second quarter.  Client assets in fee-based accounts rose 17 percent to $210 billion over the last 12 months and represent 29 percent of total assets.

•	The 8,137 global representatives at quarter-end achieved record average annualized revenue and total client assets per global representative of $814,000 and $89 million, respectively.

3 Source: Thomson Financial – for the period January 1, 2007 to May 31, 2007.

ASSET MANAGEMENT1

Asset Management reported pre-tax income for the second quarter of $306 million, 16 percent higher than last year's $264 million.  The quarter’s pre-tax margin was 20 percent compared with 29 percent a year ago and the return on average common equity was 23 percent compared with 28 percent in last year’s second quarter.  The decline in the pre-tax margin and return on average common equity primarily reflects the continued investment in the business.

•
Net revenues increased 68 percent to a record $1,509 million primarily reflecting investment gains from the real estate, private equity and alternatives businesses.  The increase was also driven by investment revenues associated with employee deferred compensation and co-investment plans that are essentially offset by compensation expense related to these plans.[4]  Management and administration fees were also higher due to an increase in assets under management and higher performance fees from the alternatives business, including FrontPoint Partners.

•
Non-interest expenses increased 90 percent to $1,203 million driven by higher compensation costs[4] resulting from increased revenues and investment in the private equity and alternatives businesses.  Non-compensation expenses increased from last year resulting from higher levels of business activity and business investment.

•
Asset Management recorded net customer inflows of $9.3 billion for the quarter, which represented the third consecutive quarter of positive flows.  The quarter reflected positive long-term flows across most distribution channels and continued strong flows into institutional money markets.  This compared with $5.1 billion of net outflows a year ago and is more than double the flows recorded in the first quarter of this year.

•
Assets under management or supervision at May 31, 2007 were $560 billion, up $106 billion, or 23 percent, from a year ago, driven by increases in equity, alternative and institutional money market asset classes.  These increases primarily resulted from market appreciation and net customer inflows.

•
The percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 52 percent over one year, 60 percent over three years, 74 percent over five years and 81 percent over 10 years.

4 The Company maintains various deferred compensation plans for the benefit of certain employees.  Beginning in fiscal 2007, changes in the fair value of assets or profits associated with such plans are reflected in net revenues, and changes in the fair value of liabilities associated with such plans are reflected in compensation expense.

DISCOVER

Discover’s second quarter pre-tax income was $333 million on a managed basis, a 38 percent decline compared with $541 million in last year’s record second quarter.  Net revenues of $1,035 million were 13 percent lower than a year ago, which included a favorable impact following changes in federal bankruptcy legislation in 2005.  The quarter’s pre-tax margin was 32 percent compared with 45 percent a year ago.  The quarter’s return on average common equity was 16 percent compared with 27 percent a year ago.

•	Transaction volume increased 5 percent from a year ago to $29.9 billion, primarily driven by higher sales volume.
•	Managed credit card loans of $51.3 billion were up 6 percent from a year ago and increased 1 percent from the end of the first quarter.
•
Managed merchant, cardmember and other fees were $551 million, 2 percent higher than last year’s second quarter.  Higher merchant discount revenues driven by higher sales activity were partly offset by lower late and overlimit fee revenues.

•
The provision for consumer loan losses on a managed basis was $531 million, up 43 percent from last year, reflecting a continued trend toward more normalized bankruptcy charge-offs in the domestic portfolio and increased credit losses in the U.K.

•
Managed net interest income of $970 million decreased $30 million, or 3 percent, reflecting a narrowing of the interest rate spread resulting from a higher cost of funds and a lower yield, partly offset by a 7 percent increase in average credit card loans.

•
Non-interest expenses increased 8 percent to $702 million, primarily due to higher professional fees, which were primarily related to consulting costs associated with the spin-off and increased legal fees related to the VISA/MasterCard litigation.

•
The managed credit card net charge-off rate was 4.24 percent, 94 basis points higher than last year's second quarter.  The managed credit card over-30-day delinquency rate was 3.13 percent, 16 basis points lower than the second quarter of 2006, and the over-90-day delinquency rate was 1.52 percent, 1 basis point below the same period of last year.

OTHER MATTERS

The Company previously announced that its Board of Directors approved the spin-off of Discover Financial Services (“DFS”).  The distribution of all of the outstanding shares of DFS common stock will be made on June 30, 2007 to Morgan Stanley shareholders of record as of the close of business on June 18, 2007.  Morgan Stanley will distribute one share of DFS common stock for every two shares of Morgan Stanley common stock outstanding on the record date.  Upon the spin-off, the results of DFS for all prior periods will be reported in discontinued operations on an after-tax basis.

As of May 31, 2007, the Company repurchased approximately 33 million shares of its common stock since the end of fiscal 2006.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share.  The dividend is payable on July 31, 2007, to common shareholders of record on July 13, 2007.  The Company also announced that its Board of Directors declared a quarterly dividend of $382.68 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.38268) to be paid on July 16, 2007 to preferred shareholders of record on July 1, 2007.

Total capital as of May 31, 2007 was $187.3 billion, including $44.4 billion of common shareholders' equity, preferred equity and junior subordinated debt issued to capital trusts.  Book value per common share was $36.52, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services.  The Company's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 32 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A and “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company’s Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary (1)
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	May 31, 2007	May 31, 2006	Feb 28, 2007	May 31, 2006	Feb 28, 2007	May 31, 2007	May 31, 2006	Change
Net revenues
Institutional Securities	$7,393	$5,305	$7,124	39%	4%	$14,517	$10,742	35%
Global Wealth Management Group	1,642	1,400	1,511	17%	9%	3,153	2,689	17%
Asset Management	1,509	898	1,368	68%	10%	2,877	1,635	76%
Discover	1,035	1,191	1,025	(13%)	1%	2,060	2,280	(10%)
Intersegment Eliminations	(56)	(90)	(47)	38%	(19%)	(103)	(139)	26%
Consolidated net revenues	$11,523	$8,704	$10,981	32%	5%	$22,504	$17,207	31%

Income before taxes (2)
Institutional Securities	$2,965	$1,910	$2,860	55%	4%	$5,825	$3,631	60%
Global Wealth Management Group	269	161	229	67%	17%	498	185	169%
Asset Management	306	264	381	16%	(20%)	687	432	59%
Discover	333	541	372	(38%)	(10%)	705	1,020	(31%)
Intersegment Eliminations	1	(13)	5	108%	(80%)	6	6	--
Consolidated income before taxes	$3,874	$2,863	$3,847	35%	1%	$7,721	$5,274	46%

Earnings per basic share:
Income from continuing operations	$2.57	$1.81	$2.52	42%	2%	$5.09	$3.37	51%
Discontinued operations	$-	$0.01	$0.11	*	*	$0.12	$(0.01)	*
Earnings per basic share	$2.57	$1.82	$2.63	41%	(2%)	$5.21	$3.36	55%

Earnings per diluted share:
Income from continuing operations	$2.45	$1.74	$2.40	41%	2%	$4.86	$3.25	50%
Discontinued operations	$-	$0.01	$0.11	*	*	$0.10	$(0.02)	*
Earnings per diluted share	$2.45	$1.75	$2.51	40%	(2%)	$4.96	$3.23	54%

Average common shares outstanding
Basic	996,544,761	1,013,241,715	1,009,186,993			1,002,894,369	1,016,756,096
Diluted	1,045,643,087	1,054,733,745	1,057,912,545			1,051,684,753	1,056,493,761
Period end common shares outstanding	1,051,690,047	1,071,786,172	1,061,644,077			1,051,690,047	1,071,786,172

Return on average common equity
from continuing operations	27.5%	23.7%	28.8%			28.2%	22.8%
Return on average common equity	27.5%	23.7%	29.9%			28.7%	22.5%

(1)	All periods have been restated to reflect the transfer of the real estate investing business from Institutional Securities to Asset Management.
Real estate advisory and certain passive limited partnership interests remain in Institutional Securities.
(2)	Represents consolidated income from continuing operations before gain/(loss) from unconsolidated investees, taxes and gain/(loss) from discontinued operations.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	May 31, 2007	May 31, 2006	Feb 28, 2007	May 31, 2006	Feb 28, 2007	May 31, 2007	May 31, 2006	Change

Investment banking	$1,913	$1,132	$1,227	69%	56%	$3,140	$2,114	49%
Principal transactions:
Trading	4,838	3,559	4,158	36%	16%	8,996	6,645	35%
Investments	1,004	629	880	60%	14%	1,884	929	103%
Commissions	1,123	994	1,005	13%	12%	2,128	1,914	11%
Fees:
Asset management, distribution and admin.	1,596	1,321	1,479	21%	8%	3,075	2,589	19%
Merchant, cardmember and other	261	277	297	(6%)	(12%)	558	566	(1%)
Servicing and securitizations income	643	651	556	(1%)	16%	1,199	1,247	(4%)
Interest and dividends	16,066	10,111	14,814	59%	8%	30,880	20,655	50%
Other	290	125	245	132%	18%	535	259	107%
Total revenues	27,734	18,799	24,661	48%	12%	52,395	36,918	42%
Interest expense	16,007	9,965	13,485	61%	19%	29,492	19,426	52%
Provision for consumer loan losses	204	130	195	57%	5%	399	285	40%
Net revenues	11,523	8,704	10,981	32%	5%	22,504	17,207	31%

Compensation and benefits	5,218	3,802	4,992	37%	5%	10,210	8,044	27%
Occupancy and equipment	301	236	280	28%	8%	581	466	25%
Brokerage, clearing and exchange fees	366	340	361	8%	1%	727	632	15%
Information processing and communications	381	364	369	5%	3%	750	710	6%
Marketing and business development	340	297	294	14%	16%	634	535	19%
Professional services	626	537	499	17%	25%	1,125	970	16%
Other	417	265	339	57%	23%	756	576	31%
Total non-interest expenses	7,649	5,841	7,134	31%	7%	14,783	11,933	24%

Income from continuing operations before gain/(loss)
from unconsolidated investees and taxes	3,874	2,863	3,847	35%	1%	7,721	5,274	46%
Gain/(loss) from unconsolidated investees	(21)	23	(27)	(191%)	22%	(48)	3	*
Provision for income taxes	1,271	1,058	1,261	20%	1%	2,532	1,847	37%
Income from continuing operations	2,582	1,828	2,559	41%	1%	5,141	3,430	50%
Discontinued operations (1)
Gain/(loss) from discontinued operations	0	21	174	*	*	174	(26)	*
Income tax benefit/(provision)	0	(8)	(61)	*	*	(61)	11	*
Gain/(loss) from discontinued operations	0	13	113	*	*	113	(15)	*
Net income	$2,582	$1,841	$2,672	40%	(3%)	$5,254	$3,415	54%
Preferred stock dividend requirements	$17	$-	$17	*	--	$34	$-	*
Earnings applicable to common shareholders	$2,565	$1,841	$2,655	39%	(3%)	$5,220	$3,415	53%

Return on average common equity
from continuing operations	27.5%	23.7%	28.8%			28.2%	22.8%
Return on average common equity	27.5%	23.7%	29.9%			28.7%	22.5%
Pre-tax profit margin (2)	34%	33%	35%			34%	31%
Compensation and benefits as a % of net revenues	45%	44%	46%			45%	47%

(1)	Gain/(loss) from discontinued operations for the quarter ended Feb 28, 2007 reflects the operating results for Quilter Holdings Limited and the gain related to the sale of this business.
(2)	Income before taxes, excluding gain/(loss) from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.